Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES SALE
OF NON-CORE MISSISSIPPI PROPERTIES

FRISCO, TEXAS, October 12, 2010 – Comstock Resources, Inc. ("Comstock") (NYSE: CRK) announced that it has entered into an agreement to sell its oil and gas properties located in Mississippi to a privately held company.  Comstock expects to receive $75 million in cash pursuant to the terms of the sale.  Net production from the properties to be sold averaged 1,138 barrels of oil and 0.9 MMcf of natural gas per day during the first six months of 2010. The sale is expected to close prior to year end and is subject to completion of customary due diligence by the purchaser and closing conditions.

"The successful sale of this non-core asset allows us to further concentrate our resources and personnel on our core assets in the Haynesville and Bossier shale and our emerging position in the Eagle Ford shale" stated M. Jay Allison, Chief Executive Officer of Comstock.

Scotia Waterous (USA) Inc. acted as financial advisor to Comstock with respect to the sale.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.